Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Agreement (“Agreement”) is made effective as of July 2, 2009 (the “Effective Date”) by and between LONGVIEW SPECIAL FINANCE, INC., a British Virgin Islands corporation (“Longview Finance”), and LONGVIEW FUND, L.P., a limited partnership formed under California law (“Longview Fund,” and together with Longview Finance, the “Longview Entities”), on the one hand, and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“BIO-key”), on the other hand.  Each of Longview Finance, Longview Fund and BIO-key may hereinafter individually be referred to as a “Party” and may hereinafter collectively be referred to as the “Parties.”

RECITALS

WHEREAS, on January 23, 2006, the Parties entered into a Securities Purchase Agreement (the “Series B Agreement”) pursuant to which the Longview Entities obtained shares of BIO-key’s Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”);

WHEREAS, on August 10, 2006, the Parties entered into a Securities Exchange Agreement (the “Series C Agreement”) pursuant to which the Longview Entities obtained shares of BIO-key’s Series C Convertible Preferred Stock, $0.0001 par value per share (“Series C Preferred Stock”);

WHEREAS, BIO-key has issued shares of its Series A Convertible Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”), to certain of its shareholders, and certain other entities and individuals have obtained shares of Series B Preferred Stock and Series C Preferred Stock pursuant to the Series B Agreement and the Series C Agreement, respectively (such holders of preferred stock are collectively referred to herein as the “Other Holders of Preferred Stock”);

WHEREAS, the Longview Entities have alleged that BIO-key was required, on or about January 10, 2009, to redeem in cash all of the shares of Series B Preferred Stock and Series C Preferred Stock held by the Longview Entities;

WHEREAS, BIO-key asserts that each of the Other Holders of Preferred Stock have agreed to defer their right, if any, to redemption of their shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock until December 31, 2009, or otherwise have not pursued their rights, if any, to redemption of their shares on or about January 10, 2009;

WHEREAS, on February 2, 2009, the Longview Entities filed a lawsuit against BIO-key in the United Stated District Court for the Southern District of New York (Civil Action No. 09-00904) (the “Lawsuit”) seeking to compel BIO-key to redeem their shares of Series B Preferred Stock and Series C Preferred Stock;

WHEREAS, Longview Finance has alleged that BIO-key owes it $780,780.00;

WHEREAS, Longview Fund has alleged that BIO-key owes it $2,105,783.00;

WHEREAS, BIO-key has denied any liability in the Lawsuit, has raised particularized affirmative defenses to the claims of the Longview Entities, and has requested that the Court dismiss the Lawsuit in its entirety;

WHEREAS, the Parties, without admission of any liability or fault and following good faith negotiations, now desire to settle, compromise and resolve amicably their disputes and to avoid the expense, inconvenience, distraction and risks of litigation; and

NOW, THEREFORE, in consideration of the aforesaid recitals and the covenants described herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

TERMS OF SETTLEMENT

1.             Recitals.  The foregoing recitals are made an integral part of this Agreement and are binding on the Parties.

2.             Settlement Payments.  For and in consideration of the full and final settlement of any and all claims that are, could have been or might in the future be asserted by either or both of the Longview Entities against BIO-key arising out of or in connection with, or in any way related to, the Lawsuit or the Series B Preferred Stock and Series C Preferred Stock, BIO-key agrees to make the following payments by wire transfer pursuant to wire transfer instructions delivered to BIO-key by each of the Longview Entities:

A.            BIO-key shall pay to Longview Finance a total cash settlement amount of $585,585.00.  BIO-key shall make payment of such settlement amount as follows: (i) within three (3) business days following the date that this Agreement is executed by all of the Parties (the “Execution Date”), BIO-key shall pay to Longview Finance the sum of $292,793.00 (the “Initial Longview Finance Payment”); and (ii) within 120 days following the Execution Date, BIO-key shall pay to Longview Finance the remaining sum of $292,792.00 (the “Final Longview Finance Payment”).

B.            BIO-key shall pay to Longview Fund a total cash settlement amount of $1,579,337.00.  BIO-key shall make payment of such settlement amount as follows: (i) within three (3) business days following the Execution Date, BIO-key shall pay to Longview Fund the sum of $789,669.00 (the “Initial Longview Fund Payment”); and (ii) within 120 days following the Execution Date, BIO-key shall pay to Longview Fund the remaining sum of $789,668.00 (the “Final Longview Fund Payment”).  Hereinafter, the term “Final Payment Date” shall refer to the earlier date of (i) 120 days following the Execution Date, or (ii) the day on which BIO-key has completed its payment of both the Final Longview Finance Payment and the Final Longview Fund Payment.

C.            All dividends with respect to the shares of Series B Preferred Stock (as set forth in the Certificate of Designation of the Preferred Stock of BIO-key International, Inc. to be Designated Series B Convertible Preferred Stock filed with the Delaware Secretary of State) and Series C Preferred Stock (as set forth in the Certificate of Designation of the Preferred Stock of BIO-key International, Inc. to be Designated Series C Convertible Preferred Stock filed with the Delaware Secretary of State) held by the Longview Entities shall cease to accrue immediately after the Initial Longview Finance Payment and Initial Longview Fund Payment are made by BIO-key.

D.            No interest shall accrue on the Initial Longview Finance Payment or the Initial Longview Fund Payment owed hereunder.  Interest shall accrue on the Final Longview Finance Payment and the Final Longview Fund Payment at the rate of seventeen percent (17%) per annum.  Such interest shall be calculated on the basis of a 360 day year and shall be payable on the Final Payment Date.  Each such interest payment shall hereinafter be referred to as an “Interest Payment.”  Each Interest Payment shall be paid in shares of BIO-key’s common stock, $0.0001 par value per share (“Common Stock”).  The number of such shares to be issued by BIO-key to each Longview Entity on the Final Payment Date shall be determined by dividing (x) the aggregate amount of the applicable Interest Payment owed to such Longview Entity by (y) the average closing bid price for one share of Common Stock, as reported by Bloomberg, L.P. (or such successor to its function of reporting share prices) during the ten (10) consecutive trading day period ending on the day prior to the Final Payment Date.  A certificate representing the Common Stock issuable in payment of each such Interest Payment shall be delivered to the applicable Longview Entity on the Final Payment Date.

E.            If BIO-key should fail to pay as and when due either the Final Longview Finance Payment or the Final Longview Fund Payment, then commencing on the date of such payment default interest shall begin to accrue on such unpaid amount(s) at the rate of twenty percent (20%) per annum.

F.             BIO-key shall be entitled to pre-pay, in whole or in part, the remaining unpaid amounts owed hereunder plus accrued interest at any time without penalty.

G.            Within two (2) business days after the Final Payment Date, each Longview Entity shall surrender the original certificate or certificates representing all of its shares of Series B Preferred Stock and Series C Preferred Stock (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement acceptable to BIO-key to indemnify BIO-key against any claim that may be made against BIO-key on account of the alleged loss, theft or destruction of such certificate) to BIO-key (via physical delivery or overnight mail) at the address specified for BIO-key in Section 12 hereof.  Notwithstanding that the certificates evidencing any such shares of Series B Preferred Stock or Series C Preferred Stock shall not have been surrendered, all remaining rights with respect to such shares shall forthwith after the Final Payment Date terminate.  For the avoidance of doubt, any shares of Series B Preferred Stock or Series C Preferred Stock held by the Longview Entities shall, immediately upon the payment of the Final Longview Finance Payment and the Final Longview Fund Payment on the Final Payment Date, be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Following their receipt of such payments, neither of the Longview Entities may exercise any voting or other rights granted to the holders of Series B Preferred Stock or Series C Preferred Stock.

3.             Default.  If BIO-key should fail to pay as and when due any payment required under this Agreement (a “Default”), the Longview Entities or their counsel shall give notice thereof to BIO-key and its counsel, and BIO-key shall have until the fifteenth (15th) day following the date of its receipt of the Longview Entities’ notice (the “Cure Date”) to cure any such Default.  Provided, however, no notice is required for and BIO-key shall have no cure period related to any BIO-key failure to timely make the Initial Longview Finance Payment or the Initial Longview Fund Payment.

4.             Remedies Upon Event of Default.  In the event there exists a Default, after the giving of notice as required under this Agreement, that is not timely cured as set forth in Section 3 above (an “Uncured Default”), then all unpaid amounts, plus accrued and unpaid interest due thereon, shall automatically become immediately due and payable.  Moreover, in the event of an Uncured Default, the defaulted settlement amount then owed shall be increased to the original unpaid amount claimed by the Longview Entities solely with respect to that defaulted settlement amount.  So long as there is no Uncured Default existing, the Longview Entities and their counsel shall forbear from demanding the payment of any amounts owed from BIO-key or exercising any rights or remedies against BIO-key related to this Agreement.

5.             Release of Claims.

A.            In consideration of the undertakings and covenants set forth in this Agreement and of the other consideration set forth hereinabove, which the Parties acknowledge to be sufficient and adequate consideration in all respects, the Parties, as of the Effective Date, release and forever discharge each other and their respective predecessors, successors, heirs, assigns, employees, agents, officers, directors, attorneys, partners, subsidiaries, affiliates and divisions (also jointly referred to herein as “Released Parties”), from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities, whether or not now known, suspected or claimed, which the Parties ever had and/or now have or may have against the Released Parties, or any of them, including without limitation all claims that were or could have been alleged in the Lawsuit.

B.            Notwithstanding any other provision of this Agreement, the releases contained herein shall not limit, affect, or apply to any of the Parties’ obligations under this Agreement.

C.            Each Party hereto acknowledges that it has been informed by its respective counsel of the provisions of section 1542 of the California Civil Code and the possible applicability of those provisions to this Agreement.  With the advice of its respective counsel, to the extent the releases in this Agreement are deemed to be general releases in connection with the matters they encompass, each Party hereto hereby expressly waives and relinquishes all rights and benefits which they have or may in the future have under section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

All Parties hereto acknowledge that they may hereafter discover facts which are different from or in addition to those which they now know or believe to be true with respect to the Agreement or to the matters herein released, and they agree that the Agreement shall be and remain in full force and effect in all respects notwithstanding any such different or additional facts.  The foregoing references to California law shall not in any way derogate from the provisions of Paragraph 7 below, it being understood and agreed by all Parties that, as provided for in Paragraph 7, New York law shall govern this Agreement.

Longview Special Finance, Inc.

Longview Fund, L.P.

BIO-key International, Inc.

6.             Dismissal of the Lawsuit.  Contemporaneous with the payment of the Initial Longview Finance Payment and the Initial Longview Fund Payment., counsel of record for the Parties shall sign and file a joint Stipulation of Dismissal pursuant to which the Parties shall dismiss with prejudice all claims and requests for injunctive relief asserted in the Lawsuit.

7.             Governing Law.  This Agreement and the rights and obligations of the Parties herein shall be governed by, and construed in accordance with, the internal laws of the state of New York (without giving effect to its principles of conflicts of law).

8.             Choice of Forum and Venue.  The Parties hereby consent to the jurisdiction of any state court located within the state of New York and irrevocably agree that all actions or proceedings related to this Agreement shall be litigated in such courts and each party waives any defense of forum non conveniens.

9.             Successor and Assigns.  This Agreement and the covenants and conditions contained herein shall apply to, be binding upon, and inure to the benefit of the respective representatives, assigns, successors, employees and insurers of the Parties hereto.

10.          No Prior Assignments.  The Parties represent that there has been no assignment, sale, or transfer, by operation of law or otherwise of any claim, right or interest released and that each of the Parties has the authority and right to settle, compromise and release any claim, right or interest released.

11.          Representations and Warranties.   Each Party represents and warrants to the other Parties as follows:

A.            This Agreement is the product of negotiation and preparation by and between the Parties and their respective attorneys.  Therefore, each Party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by one Party or another and should be construed accordingly.

B.            The Parties have not made any statement or representation regarding any facts relied upon in entering into this Agreement and no Party has relied upon any statements, representations or comments made by any other Party in executing this Agreement, or in making this settlement, except as expressly stated in this Agreement.  Each Party further represents and warrants that the consideration recited in this Agreement is the sole and only consideration for this Agreement, and that no representations, promises or inducements have been made by any Party or its officers, employees, agents or attorneys thereof other than those appearing in this Agreement.

C.                                    Each Party has read this Agreement and understands its contents.

D.            Each Party has full corporate or limited partnership power and authority, as the case may be, to execute and deliver this Agreement.

E.            Each Party acknowledges and agrees that this Agreement is entered into as part of a compromise and settlement of disputed claims.  Each Party further acknowledges and agrees that acceptance of this Agreement is not an admission of any facts, matter or things.  Neither this Agreement nor any of its terms shall be offered or received as evidence in any proceeding in any forum as an admission of any liability or wrongdoing on the part of any person released by this Agreement, except a proceeding related to this Agreement.

F.             Each of the Longview Entities acknowledges and agrees that (i) some or all of the Other Holders of Preferred Stock may receive different rates of recovery (either higher or lower) with respect to the redemption of their shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock (including, potentially, payment of any such redemption amount in full) than the rate of recovery contemplated by this Agreement and (ii) any number of factors may affect such rates of recovery obtained by the Other Holders of Preferred Stock, including but not limited to BIO-key’s cash flow from operations, BIO-key’s ability to obtain additional equity or debt financing, BIO-key’s sales of assets outside of the ordinary course of its business, whether the particular Other Holders of Preferred Stock have complied with all of their contractual obligations, and other similar factors.

12.          Notices.  Unless otherwise expressly provided herein, any notices to be furnished under this Agreement will be sufficient if in writing and (i) hand delivered, (ii) sent by certified or registered mail, (iii) by nationally recognized overnight courier, (iv) by facsimile or (v) by e-mail, if notice is also contemporaneously sent by one of the other methods of delivery.  Notices sent pursuant to the provisions of this section shall be deemed delivered on the earlier of actual receipt or two (2) business days after transmittal.  All notices shall be addressed as follows:

If to Longview Special Finance, Inc.:

Arie Rabinowitz
L. H. Financial Services Corp.
150 Central Park South
New York, NY 10019

with a copy (which shall not constitute notice) to:

Edward M. Grushko, Esq.

Grushko & Mittman, P.C.

551 Fifth Avenue, Suite 1601

New York, NY 10176

If to Longview Fund, L.P.:

Peter Benz

Viking Asset Management, LLC
505 Sansome Street, Ste. 1275
San Francisco, CA 94111

with a copy (which shall not constitute notice) to:

Edward M. Grushko, Esq.

Grushko & Mittman, P.C.

551 Fifth Avenue, Suite 1601

New York, NY 10176

If to BIO-key:

BIO-key International, Inc.

3349 Highway 138

Building D, Suite B

Wall, NJ 07719

Attn:  Michael W. DePasquale

Telephone:  732-359-1111

E-Mail:  mike.depasquale@bio-key.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention:  Charles J. Johnson, Esq.

Facsimile: 617-248-4000

E-mail:  cjohnson@choate.com

The Parties may at any time change the address to which notices are to be given to it by notice to the other in accordance with the terms hereof.

13.          Counterparts.  This Agreement may be executed in one or more counterparts, by either facsimile or scanned signatures, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.          Independent Representation.  Each Party acknowledges that it has been represented by independent counsel of its own choosing throughout the negotiations which preceded the execution of this Agreement, and that this Agreement was executed with the consent and advice of such independent legal counsel.

15.          Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement.

16.          Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

17.          Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

18.          Waiver.  No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

19.          Further Assurances.  From time to time after the execution of this Agreement, and for no further consideration, each of the Parties shall execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[signature page follows]

WHEREFORE, the Parties hereto have executed this Agreement as of the date first set forth above.

BIO-KEY INTERNATIONAL, INC.

By:

Name:

Title:

LONGVIEW SPECIAL FINANCE, INC.

By:

Name:

Title:

LONGVIEW FUND, L.P.

By:

Name:

Title: